Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Pzena Investment Management, Inc. of our report dated March 8, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Pzena Investment Management's Annual Report on Form 10-K for the year ended December 31, 2018.

New York, New York

December 30, 2019